Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Ctrip.com International, Ltd. of (i) our report dated March 15, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting of Ctrip.com International, Ltd., which appears in Ctrip.com International, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2018 field on March 15, 2019, and (ii) our report dated June 29, 2018 relating to the consolidated financial statements of Tongcheng-Elong Holdings Limited, which appears in Ctrip.com International, Ltd.’s Amendment to the Annual Report on Form 20-F for the year ended December 31, 2018 field on May 28, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian LLP
Shanghai, People’s Republic of China
September 25, 2019